                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Ledger Capital Corp.:

     We consent to incorporation by reference of our report dated July 28, 2000, except as to note 16, which is as of April 27, 2001, and to the reference of our firm under the headings "Ledger Selected Historical Consolidated Financial Data" and "Experts" in this registration statement on Form S-4, relating to the consolidated statements of financial condition of Ledger Capital Corp. (formerly known as Hallmark Capital Corporation) and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000, annual report on Form 10-K/A of Ledger Capital Corp.

                                            /s/ KPMG LLP

Milwaukee, Wisconsin
August 8, 2001